                                                                    Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

                                               Nine Months                         Year ended December 31
                                                 Ended           ---------------------------------------------------------
                                           September 30, 2001        2000       1999         1998        1997       1996
                                         ---------------------------------------------------------------------------------
                                             (unaudited)
Earnings
Income before income taxes                             12,618        28,610     15,848       6,754       4,042         767
Add:  fixed charges                                    15,188        14,469      1,902         192         253         209
Less: capitalized interest                                  0             0        (24)          0           0           0
                                         ---------------------------------------------------------------------------------
                                                       27,806        43,079     17,726       6,946       4,295         976
                                         ---------------------------------------------------------------------------------

Fixed charges
Interest expensed                                      14,907        14,095      1,708         165         226         185
Interest capitalized                                        0             0         24           0           0           0
Interest portion of rentals                               281           374        170          27          27          24
                                         ---------------------------------------------------------------------------------
                                                       15,188        14,469      1,902         192         253         209
                                         ---------------------------------------------------------------------------------

Ratio of earnings to fixed charges                        1.8           3.0        9.3        36.1        17.0         4.7
                                         =================================================================================




Rent expense                                            3,300         4,400      2,000         322         320         282
Interest factor                                           8.5%          8.5%       8.5%        8.5%        8.5%        8.5%
                                         ---------------------------------------------------------------------------------
                                                          281           374        170          27          27          24
                                         ---------------------------------------------------------------------------------

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